Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Avient Appoints Ashish K. Khandpur as Chief Executive Officer

Effective December 1, 2023

Robert M. Patterson to Remain in an Advisory Role Until His Retirement on May 31, 2024

Richard H. Fearon Appointed Non-Executive Chairman of the Board

CLEVELAND – November 13, 2023 – Avient Corporation (NYSE: AVNT), a leading provider of specialized and sustainable material solutions, today announced that its Board of Directors has unanimously voted to elect Dr. Ashish K. Khandpur as President and Chief Executive Officer, effective December 1, 2023. In connection with this appointment, the Board has elected Richard H. Fearon, Lead Independent Director, as Non-Executive Chairman of the Board, also effective December 1, 2023.

Robert M. Patterson will retire from his roles as President and CEO and resign from the Board. He will remain with the Company through May 31, 2024 in an advisory capacity to help facilitate the leadership transition.

Dr. Khandpur joins Avient after nearly three decades at 3M, where he began in R&D and technology roles, ultimately ascending to Chief Technology Officer. He has since led several different 3M businesses, most recently serving as Group President of 3M’s Transportation and Electronics Business. This business applies materials science expertise to commercialize products and solutions for a variety of market segments, including automotive, automotive electrification, semiconductors, LCD and OLED displays, consumer electronics, data centers, 5G networks, and transportation safety and generated approximately $8.9B in revenue in 2022.

“Ashish is one of the world’s leading experts in polymers and materials, having earned undergraduate and doctorate degrees in chemical engineering at two of the world’s leading chemical engineering universities, and then used that knowledge over several decades to help pioneer a host of new products for 3M,” said Mr. Fearon. “In addition, as a business leader at 3M he has demonstrated great success in using that expertise to drive sales and profit growth. His passion for leading, innovating, and delivering success is readily apparent and will serve as an excellent fit with Avient’s culture.”

“During our extensive search process, it became clear to our Board that Ashish is the right person to lead Avient at this stage of Avient’s journey,” Mr. Fearon added. “Now that Avient’s portfolio has been repositioned to be 100 percent specialty materials, Ashish’s deep technical expertise and demonstrated commercial success in building and growing businesses makes him the ideal leader to take Avient to the next level of performance.”

Dr. Khandpur commented, “I am thrilled to join Avient and build upon the foundation of specialization and operational excellence that was established during the Company’s transformative years. Avient is dedicated to solving the materials science challenges of today and tomorrow for customers around the world, and I look forward to leading the next chapter, taking advantage of the significant opportunities that lie before us.”

Mr. Fearon added, “As we welcome Ashish to Avient, we are also deeply appreciative of Bob Patterson and his leadership as CEO over the last 10 years. He led the company through an enormous amount of change, and in some very challenging environments. He retires from Avient having transformed the Company’s portfolio to 100 percent specialty and built a foundation for even greater success.”

Commenting on his retirement and the transition, Mr. Patterson said, “I look back on my 15 years with the company with a great sense of pride and gratitude. Working with our associates to create a Great Place to Work® culture was an honor, as we served customers and helped to positively and sustainably impact our world. I have great confidence in Ashish as the next CEO of Avient to do even more, and I look forward to supporting him however I can during the upcoming transition.”

About Dr. Ashish K. Khandpur

Dr. Khandpur began his career in 1995 at 3M as a senior research engineer, thereafter ascending through a career path of diverse research and engineering roles while based in the U.S. and India. In 2014, he was appointed Chief Technology Officer, leading 3M’s global team of over 8,000 scientists and engineers, while overseeing annual R&D investments of nearly $1.9 billion. In 2017, he was appointed to lead 3M’s $5B Electronics & Energy Business Group, a position he held until 2019 when he was promoted Group President of the Transportation and Electronics Business Group. He holds a Bachelor’s of Technology degree in Chemical Engineering from the Indian Institute of Technology, Delhi and a Ph.D in Chemical Engineering from the University of Minnesota. He serves as a member of the Board of Directors of Constellation Energy Corporation and on the Dean’s Advisory Board for the College of Science and Engineering at the University of Minnesota.

About Avient

Avient Corporation (NYSE: AVNT) provides specialized and sustainable material solutions that transform customer challenges into opportunities, bringing new products to life for a better world. Examples include:

•

Dyneema®, the world’s strongest fiber™, which enables unmatched levels of performance and protection for end-use applications, including ballistic personal protection, marine and sustainable infrastructure and outdoor sports

•	Unique technologies that improve the recyclability of products and enable recycled content to be incorporated, thus advancing a more circular economy

•	Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which improves fuel efficiency in all modes of transportation and reduces the carbon footprint

•	Sustainable infrastructure solutions that increase energy efficiency, renewable energy, natural resource conservation and fiber optic / 5G network accessibility

Avient is certified as an ACC Responsible Care® company, a founding member of the Alliance to End Plastic Waste, and certified as a Great Place to Work®. For more information, visit https://www.avient.com.

To access Avient’s news library online, please visit www.avient.com/news.

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Investor Relations Contact:

Giuseppe (Joe) Di Salvo

Vice President, Treasurer and Investor Relations

Avient Corporation

+1 440-930-1921

giuseppe.disalvo@avient.com

Media Contact:

Kyle G. Rose

Vice President, Marketing and Communications

Avient Corporation

+1 440-930-3162

kyle.rose@avient.com

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